UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2022

ShotSpotter, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38107	47-0949915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39300 Civic Center Dr. Suite 300
Fremont, California		94538
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 510 794-3100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.005 per share	SSTI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement.

On November 22, 2022, ShotSpotter, Inc. (the “Company”) entered into a Fifth Amendment to Credit Agreement with Umpqua Bank (the “Amendment”), which amends the terms of that certain Credit Agreement, dated as of September 27, 2018, as amended (as amended by the Amendment, the “Credit Agreement”), to, among other things, (1) extend the maturity date from November 27, 2022 to October 15, 2024, (2) increase the revolving credit commitment from $20.0 million to $25.0 million, (3) increase the letter of credit sub-facility from $6.0 million to $7.5 million, (4) remove the minimum profitability covenants and (5) replace the LIBOR index rate with a Term Secured Overnight Financing Rate (“SOFR”) index rate.

Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company and its wholly-owned subsidiaries, Leeds, LLC and Forensic Logic, LLC. Leeds, LLC and Forensic Logic, LLC have guaranteed the obligations of the Borrower under the Credit Agreement.

Under the Credit Agreement, the Company has the option to select an interest rate based on either (1) a base rate, which fluctuates daily and is the greater of (a) the prime rate in effect as of any date of determination and (b) the SOFR rate as of such date of determination plus 1.0% per annum or (2) a SOFR rate, which can be for a period of 30, 90 or 180 days at the Company’s option and is equal to the SOFR rate as published by CME Group Benchmark Administration Limited, in each case plus 2.0% per annum. Any letters of credit issued under the Credit Agreement will be subject to a fronting fee of 2.0% per annum. Borrowings under the Credit Agreement may be repaid and reborrowed at any time prior to termination of the Credit Agreement.

The Company is subject to certain financial covenants in the Credit Agreement, which include: (1) maintaining a ratio of consolidated funded debt, excluding the amount of any unsecured convertible notes issued by the Company, to consolidated earnings before income tax, depreciation and amortization (“Consolidated EBITDA”) of not greater than 3.00 to 1.00 measured at the end of each fiscal quarter and (2) maintaining a ratio of Consolidated EBITDA to interest charges of at least 2.00 to 1.00 measured at the end of each fiscal quarter.

The Credit Agreement contains various negative covenants that limit, subject to certain exclusions, the Company’s ability to incur indebtedness, make loans, invest in or secure the obligations of other parties, pay or declare dividends, make distributions with respect to the company's securities, redeem outstanding shares of the Company’s stock, create subsidiaries, materially change the nature of its business, enter into related party transactions, engage in mergers and business combinations, the acquisition or transfer of Company assets outside of the ordinary course of business, grant liens or enter into collateral relationships involving company assets or reincorporate, reorganize or dissolve the Company.

The Credit Agreement also contains customary indemnification obligations and customary events of default, including, but not limited to, failure to timely make payments when due under the Credit Agreement, failure to comply with any of the covenants under the Credit Agreement or any other loan document, the occurrence of certain insolvency or bankruptcy-related events, cross-default to certain other indebtedness, entry of certain judgments against the Company which are not discharged or stayed and the occurrence of a “change of control” (as defined in the Credit Agreement).

The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the Amendment attached as Exhibit 10.1 hereto. The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the credit agreement, attached as Exhibit 10.1 to the Company’s 10-Q filed on November 14, 2018, as amended by (1) the first amendment to credit agreement, attached as Exhibit 10.1 to the Company’s 8-K filed on May 24, 2019, (2) the second amendment to credit agreement, attached as Exhibit 10.1 to the Company’s 8-K filed on August 19, 2020, (3) the third amendment to credit agreement, attached as Exhibit 10.1 to the Company’s 10-Q filed on November 9, 2022, (4) the fourth amendment to credit agreement, attached as Exhibit 10.1 to the Company’s 10-Q filed on November 9, 2022 and (5) the Amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to entry into the Credit Agreement is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Fifth Amendment to Credit Agreement between Umpqua Bank and ShotSpotter, Inc. dated November 22, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ShotSpotter, Inc.

Date: November 23 , 2022	By:	/s/ Alan R. Stewart
Alan R. Stewart
Chief Financial Officer